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                                                                    EXHIBIT 4(K)



                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                                   AND RIGHTS
                                       OF
                      SERIES G CONVERTIBLE PREFERRED STOCK
                                       OF
                                 NCT GROUP, INC.


     NCT Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"),

     DOES HEREBY CERTIFY

     That, pursuant to authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended, said Board of Directors at a meeting duly held on February 28, 2000, adopted a resolution providing for the issuance of a total of Five Thousand (5,000) shares of Series G Convertible Preferred Stock, and providing for the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, which resolution is as follows:

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of
     Article IV of the Restated Certificate of Incorporation of the Corporation, this Board of Directors hereby creates a series of the Preferred Stock of the Corporation with par value of $0.10 per share (the "PREFERRED STOCK") to consist of Five Thousand (5,000) shares of the Ten Million (10,000,000) authorized shares of Preferred Stock, which the Corporation now has authority to issue, and this Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, set forth in
     Article IV of the Restated Certificate of Incorporation not inconsistent with the terms of this resolution and which are applicable to the Preferred Stock) as follows:

          (1) Designation. The designation of said series of Preferred Stock created by this Resolution shall be Series G Convertible Preferred Stock. Shares of said Series G Convertible Preferred Stock are herein collectively referred to as "Series G Preferred Shares" and individually as "Series G Preferred Share.

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          (2)  Par Value and Stated Value. Each Share of Series G Preferred
     Stock shall have a par value of $0.10 (the "PAR VALUE"), and a stated value (face amount) of One Thousand Dollars ($1,000.00) (the "STATED VALUE").

          (3) Dividends. A holder of a Series G Preferred Share shall be entitled to receive a cumulative dividend for each full year during which such Series G Preferred Share is issued and outstanding, equal to four percent (4%) of the Stated Value of such Series G Preferred Share, which shall be payable by the Corporation on the date of conversion of such Series G Preferred Share into Common Stock of the Corporation ("Dividend Payment Date"). The dividend shall be payable in cash or in Common Stock at the Corporation's option. Such dividend shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to Series G Preferred Stock. Such dividend on the Series G Preferred Share shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends), without interest, and shall be payable on the Dividend Payment Date unless such payment would be in violation of the Delaware General Corporation Law (the "DGCL"). No interest shall accrue on any unpaid dividends on the Series G Preferred Stock. If such dividend is paid by the Corporation in Common Stock, the number of shares of Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the Conversion Price on the Dividend Payment Date. If such dividend is paid by the Corporation in Common Stock, said Common Stock shall be delivered to the holder, or per holder's instructions, at the same time as the Conversion Certificates.

          (4) Holder's Conversion of Series G Preferred Shares. A holder of Series G Preferred Shares shall have the right, at such holder's option, to convert the Series G Preferred Shares into shares of the Corporation's common stock, $.01 par value per share (the "COMMON STOCK"), on the following terms and conditions:

               (a) Conversion Right. Subject to the provisions of Sections 4(f) and 5(a) below, at any time or times on or after one day following the Corporation's issuance of its Series G Preferred Stock, any holder of Series G Preferred Shares shall be entitled to convert any Series G Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 4(g) below) of Common Stock, at the Conversion Rate (as defined below);

               provided, however, that in no event other than upon (i) a Mandatory Conversion pursuant to Section 4(f) hereof, (ii) a Redemption Conversion (as defined in Section 5(a)(ii)) pursuant to a Notice of Redemption at the Corporation's Election, as provided for in
          Section 5 hereof, (iii) a conversion pursuant to a Major Transaction pursuant to Section 4(i) hereof, or (iv) while a Tender Offer (as defined in Section 4(i)(iii) below) is outstanding, shall any holder be entitled, or shall the Corporation be entitled as to any holder, to convert

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          Series G Preferred Shares in excess of that number of Series G
          Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series G Preferred Shares (including dividends payable in respect thereon) with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) the conversion of the remaining, nonconverted Series G Preferred Shares or any other Series of Preferred Shares beneficially owned by the holder and its affiliates, or (ii) the exercise of unexercised warrants or of other rights to acquire shares of Common Stock, as beneficially owned by the holder or its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the term "affiliate" shall have the meaning given in Rule 12b-2 promulgated under such Act.

               (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each of the Series G Preferred Shares pursuant to Section 4(a) shall be determined according to the following formula (the "CONVERSION RATE"):

                          STATED VALUE             NUMBER OF SHARES
                       ------------------
                        CONVERSION PRICE           OF COMMON STOCK

          Notwithstanding anything contained herein to the contrary, the Corporation shall not be required to issue in excess of Ten Million (10,000,000) shares of Common Stock upon conversion of Series G Preferred Shares or such lesser amount as determined on a pro-rata basis based upon the number of Series G Preferred Shares issued and outstanding (the "MAXIMUM SHARE ISSUANCE AMOUNTS"). If the sum computed by such Conversion Rate exceeds 10,000,000 shares of Common Stock, the Corporation shall, within five (5) business days after receiving the Conversion Notice for which the conversion would exceed the Maximum Share Issuance Amount, either (1) redeem, in accordance with Section 5, the Series G Preferred Shares which may not be converted due to the Maximum Share Issuance Amount, as described in the preceding sentence, or (2) amend this Certificate of Designations to provide for a Maximum Shares Issuance Amount which will permit the conversion of all outstanding Series G Preferred Shares.

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          For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                    (i) "CONVERSION PRICE" means, with respect to any date of determination, the lower of the Fixed Conversion Price (as defined below) and the Variable Conversion Price (as defined below);

                    (ii)  "FIXED CONVERSION PRICE" means $0.71925].

                    (iii) "VARIABLE CONVERSION PRICE" means the amount obtained by multiplying 0.8 by the average Closing Bid Prices (as defined below) for the Common Stock for the five consecutive trading days immediately preceding the relevant date.

                    (iv) "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price on the NASDAQ National Market System (the "NASDAQ-NM") as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the NASDAQ-NM is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period);

               (c) Adjustment to Conversion Price - Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 4(c).

                    (i) Reorganization, Reclassification, Consolidation, Merger, or Sale. Any recapitalization, reorganization reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person (as defined below) or other similar transaction, which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an

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               "ORGANIC CHANGE." Prior to the consummation of any Organic
               Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Series G Preferred Shares then outstanding) to insure that each of the holders of the Series G Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series G Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series G Preferred Shares had such Organic Change not taken place. In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Series G Preferred Shares then outstanding) with respect to such holder's rights and interests to insure that the provisions of this
               Section 4(c) and Section 4(d) below will thereafter be applicable to the Series G Preferred Shares. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger assumes, or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series G Preferred Shares then outstanding), the obligation to deliver to each holder of Series G Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For purposes of this Agreement, "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                    (ii)  Notices.

                         (A) Immediately upon any adjustment of the Conversion Price, the Corporation will give written notice thereof to each holder of Series G Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                         (B) The Corporation will give written notice to each holder of Series G Preferred Shares at least twenty (20) business days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer

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                    to holders of Common Stock, or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                         (C) The Corporation will also give written notice to each holder of Series G Preferred Shares at least twenty
                    (20) business days prior to the date on which any Organic Change, Major Transaction (as defined in Section 4(i) below), dissolution or liquidation will take place.

               (d) Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Series G Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series G Preferred Shares immediately before the date on which a record is taken for the grant issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

               (e) Mechanics of Conversion. Subject to the Corporation's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 6 below:

                    (i) Holder's Delivery Requirements. To convert Series G Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Corporation (c/o Cy Hammond, NCT Group, Inc., 1025 West Nursery Road, Suite 120, Linthicum,
               MD 21090, facsimile number 410-636-2141) or its designated transfer agent (the "TRANSFER AGENT") (c/o Bill Galetta, American Stock Transfer & Trust Company, 40 Wall Street,
               New York, NY 10005, facsimile number 718-921-8328), and
               (B) surrender to a common carrier for delivery to the Corporation or the Transfer Agent as soon as practicable following such notice, the original certificates representing the Series G Preferred Shares being converted (or an indemnification undertaking with respect to such ertificates in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES").

                    (ii) Corporation's Response. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall

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               immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates (the "Date of Receipt") to be converted pursuant to a Conversion Notice, the Corporation or the Transfer Agent (as applicable) shall, within five (5) business days following the Date of Receipt, issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate (the "Conversion Certificate"), registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.

                    (iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Bid Price, the Variable Conversion Price or the arithmetic calculation of the Conversion Rate, the Corporation shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within three (3) business days of receipt of such holder's Conversion Notice. If such holder and the Corporation are unable to agree upon the determination of the Closing Bid Price, the Variable Conversion Price or arithmetic calculation of the Conversion Rate within two (2) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Corporation shall within one
               (1) business day submit via facsimile (A) the disputed determination of the Closing Bid Price and/or the Variable Conversion Price to an independent, reputable investment bank or
               (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Corporation shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                    (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series G Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                    (v) Corporation's Failure to Timely Convert. If the Corporation shall fail to issue to a holder, within five (5) business days following the Date of Receipt, a certificate for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Series G Preferred Shares, in addition to all other available remedies which such

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               holder may pursue hereunder and under any Securities Purchase
               Agreement between the Corporation and the holders of the Series G Preferred Shares (the "SECURITIES PURCHASE AGREEMENT") (including indemnification pursuant thereto), the Corporation shall pay additional damages to such holder on each day after the fifth
               (5th) business day following the Date of Receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, for which such conversion is not timely effected, an amount equal to 1.0% of the product of (A) the number of shares of Common Stock not issued to the holder and to which such holder is entitled and (B) the Closing Bid Price of the Common Stock on the business day after the fifth (5th) business day following the Date of Receipt. If, within five (5) days following the Date of Receipt, the Company fails to deliver the Conversion certificates, the holder of the Preferred Stock being converted (a "Converted Holder") purchases, in an arm's-length open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder anticipated to make using the shares to be issued upon such conversion (a "Buy-In"), the Converting Holder shall have the right, to require the Company to pay to the Converting Holder, in lieu and instead of the amounts due under Section 4 hereof (but in addition to all other amounts contemplated in other provisions of the Transaction Agreements, and not in lieu of any such other amounts), the Buy-In Adjustment Amount (as defined below). The Company shall pay the Buy-In Adjustment Amount to the Company in immediately available funds immediately upon demand by the Converting Holder.

                    For purposes of this section, the "Buy-In Adjustment Amount"
               means the amount equal to the excess, if any, of (i) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (ii) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. (By way of illustration and not in any limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Company will be required to pay to Converting Holder will be $1,000.)

               (f) Mandatory Conversion. If any Series G Preferred Shares remain outstanding on February 28, 2003, then all such Series G Preferred Shares shall automatically be converted as of such date in accordance with this Section 4 as if the holders of such Series G Preferred Shares had given the Conversion Notice on

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          February 28, 2003, and the Conversion Date had been fixed as of
          February 28, 2003, for all purposes of this Section 4, and all holders of Series G Preferred Shares shall thereupon and within two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Corporation or the Transfer Agent. No person shall thereafter have any rights in respect of Series G Preferred Shares, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 4.

               (g) Fractional Shares. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series G Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up or down to the nearest whole share.

               (h) Taxes. The Corporation shall pay any and all transfer, stamp duty or other taxes of similar import which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series G Preferred Shares. The Corporation shall in no event be responsible for taxes on income or gain realized by or imputed to any holder of Series G Preferred Shares.

               (i)  Holder's Right to Immediately Convert.

               Any holder of Series G Preferred Shares shall be immediately entitled to convert all of such holder's Series G Preferred Shares into shares of Common Stock pursuant to this Section 4 upon (i) any public announcement by the Corporation stating that the Corporation intends to consummate, or is the subject of, a Major Transaction (as defined below), (ii) execution of a definitive agreement by the Corporation with respect to a Major Transaction, or (iii) the consummation of a Major Transaction. A "MAJOR TRANSACTION" shall be deemed to have occurred upon the occurrence of any of the following events:

                    (i) the consummation of any merger, reorganization, restructuring, consolidation, or similar transaction by or involving the Corporation except (A) a merger or consolidation where the Corporation is a survivor or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation;

                    (ii) the sale of all or substantially all of the assets of the Corporation or all of its material subsidiaries or any similar transaction or

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               related transactions which effectively results in a sale of all or substantially all of the assets of the Corporation and/or its subsidiaries; or

                    (iii) the occurrence, after the date hereof, of the acquisition, or the written offer to acquire pursuant to Regulation 14D (promulgated under the Securities Exchange of
               1934), by any person (including any entity or association) or persons, of securities of the Corporation (or the power to vote such securities) representing 50% or more of the total voting power of all outstanding Common Stock or other voting securities of the Corporation (such offer, a "Tender Offer").

          (5)  Corporation's Right to Redeem at its Election.

               (a) If at any given date the Closing Bid Price of the Common Stock for each of the ten consecutive trading days shall be at or above 200% of the Fixed Conversion Price ("REDEMPTION ELECTION DATE"), and as long as the Corporation has not breached any of the representations, warranties, and covenants contained herein or in any related agreements, the Corporation shall have the right, in its sole discretion, to redeem for Common Stock or for cash ("REDEMPTION AT CORPORATION'S ELECTION"), on such a Redemption Election Date, any or all of the Series G Preferred Shares; provided the Corporation shall first provide no more than ten (10) days and no less than five (5) days advance written notice as provided in subparagraph 5(a)(ii) below (which can be given any time on or after a registration statement (the "REGISTRATION STATEMENT") covering the resale of Common Stock issued upon conversion of the Series G Preferred Shares and required to be filed by the Corporation pursuant to any Registration Rights Agreement between the Corporation and its initial holders of Series G Preferred Shares (the "REGISTRATION RIGHTS AGREEMENT") is declared effective (the "REGISTRATION STATEMENT EFFECTIVE DATE") by the U.S. Securities and Exchange Commission (the "SEC")) and remains currently effective. If the Corporation elects to redeem some, but not all, of the Series G Preferred Shares, the Corporation shall redeem a pro rata amount from each holder of the Series G Preferred Shares.

                    (i) Redemption Price At Corporation's Election. The "REDEMPTION PRICE AT CORPORATION'S ELECTION" shall be equal to
               (I) the Liquidation Value (as defined in Section 10) as of the date that the Corporation pays the Redemption Price at Corporation's Election, divided by the Conversion Rate (as defined in Section 4(b) above) as of the Redemption Election Date, multiplied by (II) the average closing sale price as reported on Bloomberg (as defined in Section 4(b)(iv) above) for the trading days from the Redemption Election Date to the trading day immediately before the Corporation pays the Redemption Price at Corporation's Election.

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                    (ii)  Mechanics of Redemption at Corporation's Election. The
               Corporation shall effect each such redemption by giving no more than ten (10) days and no less than five (5) days prior written notice ("NOTICE OF REDEMPTION AT CORPORATION'S ELECTION"), to
               (A) the Holders of the Series G Preferred Shares selected for redemption at the address and facsimile number of such holder appearing in the Corporation's Series G Preferred Stock register,
               (B) the Transfer Agent, and (C) the Holders' attorneys, which Notice of Redemption at Corporation's Election shall be deemed to have been delivered three (3) business days after the Corporation's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption at Corporation's Election. Such Notice of Redemption at
               Corporation's Election shall indicate (i) the number of shares of Series G Preferred Stock that have been selected for redemption,
               (ii) the date, which shall not be less than five (5) business days after the Notice of Redemption at the Corporation's Election is received by the Holder, that such redemption is to become effective (the "DATE OF REDEMPTION AT CORPORATION'S ELECTION"), and (iii) the applicable Redemption Price At Corporation's Election. Notwithstanding the above, a holder may convert into Common Stock, prior to the close of business on the Date of Redemption at Corporation's Election, any Series G Preferred Shares, subject to the relevant Notice of Redemption At Corporation's Election, where such redemption is for cash (such conversion by a holder, a "Redemption Conversion"). Such a notice by a holder to convert Common Stock prior to the close of business on the Date of Redemption shall take precedence over any Notice of Redemption at Corporation's Election.

               (b) Corporation Must Have Immediately Available Funds or Credit Facilities. The Corporation shall not be entitled to send any Notice of Redemption at Corporation's Election and begin the redemption procedure under Section 5(a) unless it has:

                    (i) the full amount of the redemption price in cash or cash equivalents, available in a demand or other immediately available account in a bank or similar financial institution; or

                    (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

                    (iii) an agreement with a standby underwriter willing to purchase from the Corporation a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemptions;

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                    (iv)  if the redemption is to be paid in Common Stock, an
               adequate number of authorized but unissued shares of Common Stock to pay the full amount of the redemption price; or

                    (v)  a combination of the items set forth in (i), (ii),
               (iii), and (iv) above, aggregating the full amount of the redemption price.

               (c) Payment of Redemption Price. Each holder submitting Series G Preferred Shares being redeemed under this Section 5 shall send his Series G Preferred Share certificates to be redeemed to the Corporation or its Transfer Agent, and the Corporation shall pay the applicable redemption price to that holder within five (5) business days of the Date of Redemption at Corporation's Election. The Corporation's failure to pay the applicable redemption price within five (5) business days of the Date of Redemption at Corporation's Election will result in (i) the nullification of the Notice of Redemption and (ii) the termination of any future redemption rights of the Corporation.

          (6)  Inability to Fully Convert.

               (a) Holder's Option if Corporation Cannot Fully Convert. If at any time after the Registration Statement Effective Date, upon the Corporation's receipt of a Conversion Notice, the Corporation does not issue shares of Common Stock which are registered for resale under the Registration Statement within five (5) business days of the time required in accordance with Section 4(e) hereof, for any reason or for no reason, including, without limitation, because the Corporation (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its Securities, including without limitation The NASDAQ Stock Market, Inc. from issuing all of the Common Stock which is to be issued to a holder of Series G Preferred Shares pursuant to a Conversion Notice, or (z) fails to have a sufficient number of shares of Common Stock registered and eligible for resale under the Registration Statement, then the Corporation shall (i) make all reasonable efforts to correct any impediment as identified in Section 6(a)(x), (y) and (z) herein to enable the Corporation to issue sufficient shares of Common Stock upon receipt of a Conversion Notice,
          (ii) issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to
          Section 4(e) above, and (iii) with respect to the unconverted Series G Preferred Shares, the holder, solely at such holder's option, can, in addition to any other remedies such holder may have hereunder, under a Securities Purchase Agreement in respect of its Series G Preferred Shares (including indemnification thereunder), under a Registration Rights Agreement in respect of its Series G Preferred Shares, at law or in equity, elect to:

                    (i) require the Corporation to redeem from such holder those Series G Preferred Shares for which the Corporation is unable to issue Common Stock in accordance with such holder's Conversion Notice ("MANDATORY REDEMPTION") at a price per Series G Preferred Share (the "MANDATORY REDEMPTION PRICE") equal to the greater of (x) 125% of the Liquidation Value of such share or
               (y)(I) the Liquidation Value (as defined in Section 10) as of the date that the Corporation pays the Mandatory Redemption Price, divided by the Conversion Rate (as defined in Section 4(b) above) as of the date of the Notice in Response to Inability to Convert, multiplied by (II) the average closing sale price, as reported on Bloomberg (as defined in section 4(b)(iv) above) for the five trading days ending on the trading day before payment of the Mandatory Redemption Price;

                    (ii) if the Corporation's inability to fully convert Series G Preferred Shares is pursuant to Section 6(a)(z) above, require the Corporation to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to
               Section 4(e) above, but which will not effect the Corporation's obligation to register shares of Common Stock pursuant to any separate purchase agreement with the Holder; or

                    (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Series G Preferred Shares that were to be converted pursuant to such holder's Conversion Notice.

               (b) Mechanics of Fulfilling Holder's Election. The Corporation shall immediately send via facsimile to a holder of Series G Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 6(a) above, a notice of the Corporation's inability to fully satisfy such holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate
          (i) the reason why the Corporation is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Series G Preferred Shares which cannot be converted, and (iii) the applicable Mandatory Redemption Price. Such holder must within five (5) business days of receipt of such Inability to Fully Convert Notice, deliver written notice via facsimile to the Corporation ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to Section 6(a) above.

               (c) Payment of Redemption Price. If such holder shall elect to have its shares redeemed pursuant to Section 6(a) above, the Corporation shall pay the

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

          Mandatory Redemption Price in cash to such holder within thirty (30) business days of the Corporation's receipt of the holder's Notice in Response to Inability to Convert. If the Corporation shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 6(c) (other than pursuant to a dispute as to the determination of the Closing Bid Price, the Variable Conversion Price or the arithmetic calculation of the Redemption
          Rate), such unpaid amount shall bear interest at the lower of (i) a rate of 1.0% for the first month and a rate of 2.0% per month thereafter (prorated for partial months), or (ii) the maximum amount allowable by law (prorated for partial months), until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may rescind the Mandatory Redemption with respect to those Series G Preferred Shares for which the full Mandatory Redemption Price has not been paid and receive back, against return to the Corporation of the amount of any payments, such Series G Preferred Shares. Notwithstanding the foregoing, if the Corporation fails to pay the applicable Mandatory Redemption Price within such thirty business
          (30) days time period due to a dispute as to the determination of the Closing Bid Price, the Variable Conversion Price or the arithmetic calculation of the Conversion Rate, such dispute shall be resolved pursuant to Section 4(e)(iii) above.

               (d) Pro-rata Conversion and Redemption. In the event the Corporation receives a Conversion Notice from more than one holder of Series G Preferred Shares on the same day and the Corporation can convert and redeem some, but not all, of the Series G Preferred Shares pursuant to this Section 6, the Corporation shall convert and redeem from each holder of Series G Preferred Shares electing to have Series G Preferred Shares converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Series G Preferred Shares held by such holder relative to the number of Series G Preferred Shares outstanding) of all Series G Preferred Shares being converted and redeemed at such time.

          (7) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Series G Preferred Shares represented by a particular Series G Preferred Share certificate, the Corporation shall promptly cause to be issued and delivered to the holder of such Series G Preferred Shares a Series G Preferred Share certificate representing the remaining Series G Preferred Shares which have not been so converted or redeemed.

          (8) Reservation of Shares. The Corporation shall, so long as any of the Series G Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series G Preferred Shares, 125% of such number of shares of Common Stock as shall from time to time be sufficient to affect the conversion of the Series G Preferred Shares then issued and outstanding.

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

          (9) Voting Rights. Holders of Series G Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware and as expressly provided in this Certificate of Designations.

          (10) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Series G Preferred Shares shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), after all amounts payable to the holders of the Corporation's Series C, D, E and F Convertible Preferred Stock and before any amount shall be paid to the holders of any of the capital stock of the Corporation of any class junior in rank to the Series G Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per Series G Preferred Share equal to the sum of (i) $1,000 and (ii) an amount equal to the product of (.04) (N/365) ($1,000) (such sum being referred to as the "LIQUIDATION VALUE") (where N equals the number of days, through and including the Conversion Date, such Series G Preferred Share was issued and outstanding, not counting the date of issuance); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series G Preferred Shares, then each holder of Series G Preferred Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights as a percentage or the full amount of Preferred Funds payable to all holders of Series G Preferred Shares. The purchase or redemption by the Corporation of stock of any class in any manner permitted by law, shall not for the purposes hereof, be regarded as a liquidation, dissolution, or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other Person, nor the sale or transfer by the Corporation of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution, or winding up of the Corporation. No holder of Series G Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for herein.

          (11) Preferred Rank. Except for the Corporation's Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock, all shares of Series G Convertible Preferred Stock shall be of senior rank and all shares of Common Stock shall be of junior rank to all Series G Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the Preferences and relative rights of the Series G Preferred Shares. Except for the Corporation's Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock, the Series G Preferred Shares shall be of greater rank than any Series of Common or Preferred Stock hereinafter issued by the Corporation. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series G Preferred Shares, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series G Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series G Preferred Shares, the Corporation shall not hereafter authorize or make any amendment to the Corporation's Certificate of Incorporation or bylaws, or file any resolution of the board of directors with the Delaware Secretary of State containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the holders of the Series G Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. In the event of the merger or consolidation of the Corporation with or into another corporation, the Series G Preferred Shares shall maintain their relative powers, designations, and preferences provided for herein and no merger shall result inconsistent therewith.

          (12) Restriction on Dividends. If any Series G Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series G Preferred Shares, the Corporation shall not directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock unless written notice thereof has been given to holders of the Series G Preferred Shares at least thirty (30) days prior to the earlier of (a) the record date taken for, or (b) the payment of any such dividend or other distribution. Notwithstanding the foregoing, this Section 12 shall not prohibit the Corporation from declaring and paying a dividend in cash or cash equivalents with respect to the Common Stock so long as the
     Corporation: (i) pays simultaneously to each holder of Series G Preferred Shares an amount in cash or cash equivalents equal to the amount such holder would have received had all of such holder's Series G Preferred Shares been converted to Common Stock pursuant to Section 4 hereof one (1) business day prior to the record date for any such dividend, and (ii) after giving effect to the payment of any dividend and any other payments required in connection therewith including to the holders of the Series G Preferred Shares under clause 12(a)(i) hereof, the Corporation has in cash or cash equivalents an amount equal to the aggregate of: (A) all of its liabilities reflected on its most recently available balance sheet, (B) the amount of any indebtedness incurred by the Corporation or any of its subsidiaries since its most recent balance sheet, and (C) 125% of the amount payable to all holders of any shares of any class of preferred stock of the Corporation assuming a liquidation of the Corporation as of the date of its most recently available balance sheet.

          (13) Vote to Change the Terms of Series G Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series G Preferred Shares, shall be required for any change to this Certificate of Designations or the Corporation's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series G Preferred Shares.

          (14) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing the Series G Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series G Preferred Share certificate(s), the Corporation shall execute and deliver new Series G Preferred Share certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to reissue Series G Preferred Share certificates if the holder contemporaneously requests the Corporation to convert such Series G Preferred Shares into Common Stock.

          (15) Withholding Tax Obligations. Notwithstanding anything herein to the contrary, to the extent that the Corporation receives advice in writing from its counsel that there is a reasonable basis to believe that the Corporation is required by applicable Federal laws or regulations and delivers a copy of such written advice to the holders of the Series G Preferred Shares so effected, the Corporation may reasonably condition the making of any distribution (as such term is defined under applicable federal tax law and regulations) in respect of any Series G Preferred Shares on the holder of such Series G Preferred Shares depositing with the Corporation an amount of cash sufficient to enable the Corporation to satisfy its withholding tax obligations (the "WITHHOLDING TAX") with respect to such distribution. Notwithstanding the foregoing or anything to the contrary, if any holder of the Series G Preferred Shares so effected receives advice in writing from its counsel, reasonably acceptable to the Corporation, that there is a reasonable basis to believe that the Corporation is not so required by applicable federal laws or regulations and delivers a copy of such written advice to the Corporation, the Corporation shall not be permitted to condition the making of any such distribution in respect of any Series G Preferred Shares on the holder of such Series G Preferred Shares depositing with the Corporation any Withholding Tax with respect to such distribution; provided, however, the Corporation may reasonably condition the making of any such distribution in respect of any Series G Preferred Shares on the holder of such Series G Preferred Shares executing and delivering to the Corporation, at the election of the holder, either (i) if applicable, a properly completed Internal Revenue Service Form 4224, or (ii) an

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

     indemnification agreement in reasonably acceptable form, with respect to any federal tax liability, penalties and interest that may be imposed upon the Corporation by the Internal Revenue Service as a result of the Corporation's failure to withhold in connection with such distribution to such holder. If the conditions in the preceding two sentences are fully satisfied, the Corporation shall not be required to pay any additional damages set forth in Section 4(e)(v) of this Certificate of Designations if its failure to timely deliver any Conversion Shares results solely from the holder's failure to deposit any withholding tax hereunder or provide to the Corporation an executed indemnification agreement in the form reasonably satisfactory to the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Cy E. Hammond, its Senior Vice President and Chief Financial Officer, as of the sixth day of March, 2000.


                                            NCT GROUP, INC.


                                            By: /s/ CY E. HAMMOND
                                                -------------------------
                                                Cy E. Hammond
                                                Senior Vice President and
                                                Chief Financial Officer

                                    EXHIBIT I

                                 NCT GROUP, INC.
                                CONVERSION NOTICE

     Reference is made to the Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock of NCT Group, Inc. (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series G Convertible Preferred Stock, $.10 par value per share (the "SERIES G PREFERRED SHARES"), of NCT Group, Inc., a Delaware corporation (the "CORPORATION"), indicated below into shares of Common Stock, $.01 par value per share (the "COMMON STOCK"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Series G Preferred Shares specified below as of the date specified below.

     The undersigned acknowledges that any sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series G Preferred Shares shall be made only pursuant to (i) a registration statement effective under the Securities Act of 1933, as amended (the "ACT"), or (ii) an opinion of counsel in form and content reasonably satisfactory to the Corporation that such sale is exempt from registration required by Section 5 of the Act.

                                            Date of Conversion:

                                            ------------------------------------

                                            Number of Series G
                                            Preferred Shares to be converted:

                                            ------------------------------------

                                            Stock certificate no(s). of Series G
                                            Preferred Shares to be converted:

                                            ------------------------------------

Please confirm the following information:

                                            Conversion Price:

                                            ------------------------------------

                                            Number of shares of Common Stock
                                            to be issued:

                                            ------------------------------------

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

Please issue the Common Stock into which the Series G Preferred Shares are being converted in the following name and to the following address:

                                            Issue to:  1

                                            ------------------------------------

                                            ------------------------------------

                                            Facsimile Number:

                                            ------------------------------------

                                            Authorization:

                                            ------------------------------------
                                            By:
                                                --------------------------------
                                            Title:
                                                   -----------------------------

                                            Dated:
                                                   -----------------------------


ACKNOWLEDGED AND AGREED:

NCT GROUP, INC.

By:
    --------------------------------------
Name:
      ------------------------------------
Title:
       -----------------------------------

Date:
      ------------------------------------


----------
         1 If other than to the record holder of the Series G Preferred Shares, any applicable transfer tax must be paid by the undersigned.

                                       87